UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2010 (February 8, 2010)

BF Acquisition Group V, Inc.

 (Exact name of registrant as specified in its charter)

Florida	0-26853	65-0913588
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2601 Annand Drive Suite 16 Wilmington, Delaware	19808
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 302-998-8824

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

The registrant issued the following shares of its unregistered securities:

On February 8, 2010, 500,000 shares of common stock were issued to an accredited investor in exchange for services valued at $500 or approximately $0.001 per share. The registrant relied on Section 4(2) of the Securities Act of 1933 since the transaction did not involve any public offering.  No underwriters were utilized and no commissions or fees were paid with respect to any of the above transactions.

On February 9, 2010, the registrant accepted subscriptions for the sale of the following warrants:  (i) Warrants to purchase 782,500 shares of Common Stock at an exercise price of $0.66 per share; (ii) Warrants to purchase 855,000 shares of Series A Preferred Stock at an exercise price of $0.01 per share; and (iii) Warrants to purchase 710,000 shares of Series A Preferred Stock at an exercise price of $0.05 per share. The aggregate offering proceeds from the sale of these warrants were $3,130.

All of the above warrants are exercisable at any time for a period of one year from their date of issuance. All of the subscribers were accredited investors. The registrant relied on Regulation D and Sections 4(2) and (4(6) of the Securities Act of 1933 since the transaction did not involve any public offering.  No underwriters were utilized and no commissions or fees were paid with respect to any of the above transactions.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BF Acquisition Group V, Inc.

By:/s/ Jean M. McCormick

      Jean M. McCormick, President

Dated: February 10, 2010